Exhibit 99.1

STONE ENERGY CORPORATION

Provides Cardona Drilling Update

LAFAYETTE, LA. February 24, 2014

Stone Energy Corporation (NYSE: SGY) today announced success on the development segment of the deep water Cardona well at Mississippi Canyon 29. Stone operates and owns a 65% working interest in the well.

The Cardona well (MC 29 #4 well) encountered 84 feet of net oil pay in the development section of the well. The company is currently running casing to protect this zone while drilling the exploration section of the well. The Cardona success extends the productive zone of the Mississippi Canyon 29 TB-9 well to the adjacent fault block to the north. Plans are to flow the Cardona well to the Stone owned and operated Pompano platform with first production in early 2015. The company expects to complete drilling operations on the current well in March 2014.

Chairman, President and Chief Executive Officer David H. Welch stated, “The Cardona success is very exciting because it is expected to generate production and cash flow in early 2015, less than a year from drilling the well. The combination of the Cardona success with the recent Amethyst discovery should allow us to leverage our infrastructure position at our Pompano platform by significantly increasing production with minimal increase in cost.”

After drilling the Cardona well, the rig is scheduled to move to the Cardona South prospect (MC 29 #5 well), which currently has surface pipe set at 4,903 feet. The well will test the same development interval in the adjacent fault block to the south of the Mississippi Canyon 29 TB-9 well. Current plans for the Cardona South prospect do not include the drilling of an exploration tail. If successful, the Cardona South prospect would also flow to the Pompano platform. The Cardona South prospect is expected to reach total depth in the second quarter.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.